Exhibit 10.7



A.T. Cross Company

Omnibus Incentive Plan

On April 23, 1998 the shareholders adopted the Company's Omnibus Incentive Plan (the "OI Plan") which replaced the Company's Non-Qualified Stock Option Plan and Incentive Stock Option Plan. The OI Plan permits the Compensation Committee to grant various long-term incentive awards, generally equity based, to officers and key employees from one pool of reserved shares. The OI Plan provides for grants of awards, including but not limited to, Incentive Stock Options, at not less than the full market value on the date of grant (except in the case of a shareholder possessing more than 10% of the total combined voting power of all classes of Company stock, in which case the exercise price shall be not less than 110% of the fair market value on the date of grant) and Non-Qualified Stock Options, at an exercise price determined by the Compensation Committee; Stock Appreciation Rights, which are rights to receive an amount equal to the increase, between the date of grant and the date of exercise, in the fair market value of the number of shares of common stock subject to the Stock Appreciation Right; shares of Restricted Stock, which are common shares which have certain conditions attached to them which must be satisfied in order to have unencumbered rights to the Restricted Stock; and Performance Awards, which are awards in common shares or cash. The OI Plan has no definite expiration date, but may be terminated by the Board of Directors; however, no Incentive Stock Options shall be granted for a term longer than ten years from the date of grant (five years in the case of a shareholder possessing more than 10% of the total combined voting power of all classes of Company stock).